BIOSCRIP REPORTS 2010 FOURTH QUARTER AND
YEAR-END FINANCIAL RESULTS

Elmsford, NY – March 11, 2011 – BioScrip, Inc. (Nasdaq: BIOS) today announced 2010 fourth quarter and year-end financial results.  Fourth quarter revenue was $450.4 million with a net loss of $67.1 million, or $1.25 per share, which included a deferred-tax asset valuation allowance expense of $54.0 million and $9.2 million of litigation, restructuring, integration, acquisition, severance and CAP bad debt expense.  Adjusted EBITDA for the fourth quarter was $10.0 million.  For the year ended December 31, 2010, revenue was $1.6 billion with a net loss of $69.1 million, or $1.37 per share.  Adjusted EBITDA for the full year was $49.2 million.

Fourth Quarter Highlights

•	Revenue was $450.4 million, an increase of $108.8 million or 31.9% compared to prior year;
•	Gross profit was $72.6 million or 16.1% of sales, compared to $41.9 million or 12.3% of sales in the prior year;
•	Adjusted EBITDA generated by the segments before allocation of corporate expenses was $21.4 million, as compared to $14.5 million last year;
•	Adjusted EBITDA of $10.0 million, compared to $3.6 million in the prior year;
•	Net loss of $67.1 million or $1.25 per share, compared to prior year net income of $40.7 million or $0.99 per diluted share;
•	Amended credit facility to extinguish term debt in favor of a $150.0 million revolver; and
•	Reduced debt by $12.1 million in the fourth quarter and in compliance with all debt covenants.

“2010 was a challenging year for BioScrip,” said Rick Smith, President and Chief Executive Officer of BioScrip.  “During the year, revenue and margins were impacted by pricing concessions on various specialty drugs, reimbursement pressures, the new industry-wide AWP standard and the overall impact of the weak economic environment.  As a result, we commenced a strategic assessment of our business lines and overhead structure to position BioScrip for the future.

“At the beginning of the year, we acquired CHS, which has been seamlessly integrated.  Through this acquisition, we enhanced our competitive position in Infusion and Home Health Services, giving us a foundation to expand our national footprint by increasing the number of our direct managed care relationships and solidifying those that already existed.  As a result, BioScrip has greater access to a larger patient population from which to grow. We are entering 2011 with an enhanced strategic focus and have recently implemented initiatives to materially lower our corporate cost structure.  We believe there are significant opportunities for BioScrip to improve operating performance and cash flow generation.”

Results of Operations

Fourth Quarter 2010 versus Fourth Quarter 2009

Revenue for the fourth quarter of 2010 totaled $450.4 million, compared to $341.6 million for the same period a year ago, an increase of $108.8 million or 31.9%, primarily as a result of the CHS acquisition. Pharmacy Services revenue for the fourth quarter of 2010 was $337.8 million, compared to $300.9 million for the prior year period, an increase of $36.8 million or 12.2%.  Infusion/Home Health Services revenue for the fourth quarter of 2010 was $112.6 million compared to $40.6 million in the prior year, an increase of $72.0 million or 177.3%.  CHS revenue contributed $69.4 million during the fourth quarter of 2010.  Excluding the CHS revenue, Infusion/Home Health Services revenue increased 6.3% or $2.6 million.

Consolidated gross profit for the fourth quarter of 2010 was $72.6 million, or 16.1% of revenue, compared to $41.9 million, or 12.3% of revenue, for the fourth quarter of 2009.  The increase in gross profit percentage from 2009 to 2010 was primarily the result of the CHS acquisition.  Sequentially, consolidated gross profit margins declined 1.0% primarily as a result of the timing of certain vendor rebates and new managed care contracts that reduced gross margin, but are expected to further drive patient volume.

Fourth quarter 2010 operating loss was $3.6 million, compared to an operating loss of $0.7 million for the fourth quarter of 2009.  Operating loss in the fourth quarter of 2010 included legal settlement expense of $3.9 million; restructuring expense of $3.5 million; CAP bad debt expense of $1.3 million; and acquisition, integration and severance expenses of $0.5 million, which on a combined basis totaled $9.2 million of the fourth quarter 2010 operating loss.

During the fourth quarter of 2010, BioScrip generated $21.4 million of segment Adjusted EBITDA, or 4.7% of total revenue, compared to $14.5 million, or 4.2% of total revenue in the prior year.  The Pharmacy Services segment generated $9.6 million of segment Adjusted EBITDA, or 2.8% of segment revenue.  This compares to $11.2 million, or 3.7% of segment revenue in the prior year.  The Infusion/Home Health segment generated $11.8 million of Adjusted EBITDA, or 10.4% of segment revenue.  This compares to $3.2 million, or 7.9% of segment revenue in the prior year.

On a consolidated basis, BioScrip reported $10.0 million of Adjusted EBITDA during the fourth quarter of 2010, or 2.2% of total revenue, compared to $3.6 million, or 1.0% of total revenue, in the prior year.  Consolidated Adjusted EBITDA excludes the impact of the $9.2 million of charges noted above.

Interest expense in the fourth quarter of 2010 was $8.1 million.  The Company also incurred a $9.6 million loss on extinguishment of debt related to the refinancing of the Company’s credit facility in December 2010.

Additionally, the Company took a $54.0 million non-cash charge to establish a full reserve against its deferred tax assets.

Net loss for the fourth quarter of 2010 was $67.1 million, or $1.25 per share, compared to net income of $40.7 million, or $0.99 per diluted share, in the prior year.

Full Year 2010 versus Full Year 2009

Revenue for the year ended December 31, 2010, was $1.6 billion compared to $1.3 billion for the comparable period a year ago, for the reasons stated above.  Pharmacy Services segment revenue for the year ended December 31, 2010, was $1.3 billion compared to revenue of $1.2 billion for the same period a year ago, an increase of $80.1 million, or 6.8%.  Infusion/Home Health Services segment revenue for the year ended December 31, 2010, was $377.2 million, as compared to $148.2 million for the same period a year ago, an increase of $229.0 million, or 154.5%.  CHS revenue contributed $207.2 million for the year ended December 31, 2010.  Excluding the CHS revenue, Infusion/Home Health Services segment revenue increased $21.8 million, or 14.7% over the prior year.

Consolidated gross profit for the year ended December 31, 2010, was $260.4 million compared to $157.8 million for the same period a year ago, an increase of $102.6 million, or 65.0%.  Consolidated gross profit as a percentage of revenue for the year ended December 31, 2010 increased to 15.9%, compared to 11.9% for the same period of 2009.  The increase in gross profit percentage from 2009 to 2010 was primarily the result of the acquisition of CHS and purchasing synergies generated post-acquisition.

Consolidated operating profit for the year-ended December 31, 2010, was $15.8 million, or 1.0% of total revenue, compared to $15.5 million, or 1.2% of revenue, for the same period a year ago.  Operating profit for the year ended December 31, 2010, reflects $10.6 million of 2009 price concessions granted to a major customer and $17.7 million of charges related to acquisition, integration and severance expenses, legal settlement expense, restructuring expense and CAP bad debt expense.

For the year ended December 31, 2010, BioScrip generated $84.2 million of segment Adjusted EBITDA, or 5.1% of total revenue, compared to $56.4 million, or 4.2% of total revenue, for the prior year period.  The Pharmacy Services segment generated $40.7 million of segment Adjusted EBITDA, or 3.2% of segment revenue, compared to $45.8 million, or 3.9% of segment revenue, in the prior period.  The Infusion/Home Health segment reported $43.5 million of segment Adjusted EBITDA, or 11.5% of segment revenue, compared to $10.6 million, or 7.2% of segment revenue, in the prior year.

On a consolidated basis, BioScrip reported $49.2 million of Adjusted EBITDA for the year ended December 31, 2010, or 3.0% of total revenue, compared to $25.7 million, or 1.9% of total revenue, in the prior year.

Interest expense for the year ended December 31, 2010, was $27.6 million.  The Company also incurred a $9.6 million loss on extinguishment of debt related to the refinancing of the Company’s credit facility in December 2010.

Income tax expense was $47.7 million for the year ended December 31, 2010, on a pre-tax net loss of $21.4 million.  Income tax expense for the year included the establishment of a $54.0 million valuation allowance recorded on deferred tax assets.  The income tax benefit for the year ended December 31, 2009, was $40.6 million, which included the reversal of the valuation allowance on deferred tax assets.

Net loss for the year ended December 31, 2010, was $69.1 million, or $1.37 per diluted share.  This compares to net income of $54.1 million, or $1.36 per diluted share for the same period last year.

Liquidity

On March 25, 2010, after paying off the balance of its previous revolving credit facility, the Company entered into a credit agreement consisting of a $100.0 million senior secured term loan facility and a $50.0 million senior secured revolving credit facility.  On December 28, 2010, the credit agreement was amended and restated, which resulted in a $150 million senior secured revolving credit facility.

Conference Call

BioScrip will host a conference call to discuss its fourth quarter 2010 financial results on March 11, 2011 at 8:30 a.m. Eastern Time. Interested parties may participate in the conference call by dialing 800-920-2968 (US), or 212-231-2906 (International), 5-10 minutes prior to the start of the call. A replay of the conference call will be available shortly after the call's conclusion for 48 hours by dialing 800-633-8284 (US), or 402-977-9140 (International), and entering conference call ID number 21511570. An audio web cast and archive of the conference call will also be available under the “Investor Relations” section of the BioScrip website at www.bioscrip.com.

About BioScrip, Inc.

BioScrip, Inc. (www.bioscrip.com) (Nasdaq: BIOS) is a national provider of specialty pharmacy and home care products and services that partners with patients, physicians, hospitals, healthcare payors and pharmaceutical manufacturers to provide clinical management solutions and delivery of cost-effective access to prescription medications. Our services are designed to improve clinical outcomes for chronic and acute healthcare conditions while controlling overall healthcare costs.

Forward Looking Statements – Safe Harbor

This press release may contain statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company, Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. Important factors that could cause such differences are described in the Company's periodic filings with the Securities and Exchange Commission.

Reconciliation to Non-GAAP Financial Measures

EBITDA or earnings before interest, taxes, depreciation and amortization ("EBITDA") and Adjusted EBITDA, which excludes equity-based compensation, acquisition, integration, severance, bad debt relating to CAP contract termination and legal settlement costs, are non-GAAP financial measures as defined under U.S. Securities and Exchange Commission Regulation G. As required by Regulation G, BioScrip has provided on Schedule 4 a reconciliation of this measure to the most comparable GAAP financial measure. The non-GAAP measure presented provides important insight into the ongoing operations and a meaningful benchmark to evidence the Company's continuing profitability trend.

Contacts:

Sharon Stern or Meaghan Repko
Joele Frank, Wilkinson Brimmer Katcher
212-335-4449

Lisa Wilson
In-Site Communications, Inc.
917-543-9932

Schedule 1
BIOSCRIP, INC

CONSOLIDATED BALANCE SHEETS
(in thousands, except for share amounts)

	December 31,	December 31,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$-	$-
Receivables, less allowance for doubtful accounts of $18,720 and $11,504
at December 31, 2010 and December 31, 2009, respectively	193,722	151,113
Inventory	66,509	51,256
Deferred taxes	-	12,913
Prepaid expenses and other current assets	16,696	3,999
Total current assets	276,927	219,281
Property and equipment, net	23,919	15,454
Deferred taxes	-	26,793
Goodwill	324,141	24,498
Intangible assets, net	30,096	-
Deferred financing costs	5,062	-
Other non-current assets	3,841	1,194
Total assets	$663,986	$287,220
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$81,352	$30,389
Accounts payable	80,814	74,535
Claims payable	3,037	4,068
Amounts due to plan sponsors	19,781	4,938
Contingent liability	4,328	-
Accrued expenses and other current liabilities	37,478	14,273
Total current liabilities	226,790	128,203
Long-term debt, net of current portion	225,117	-
Deferred taxes	9,140	-
Other non-current liabilities	2,838	3,224
Total liabilities	463,885	131,427
Stockholders' equity
Preferred stock, $.0001 par value; 5,000,000 shares authorized;
no shares issued or outstanding	-	-
Common stock, $.0001 par value; 125,000,000 shares authorized; shares issued:
57,042,803 and 42,766,478, respectively; shares outstanding; 54,118,501 and
39,675,865, respectively	6	4
Treasury stock, shares at cost: 2,642,398 and 2,647,613, respectively	(10,496)	(10,367)
Additional paid-in capital	368,254	254,677
Accumulated deficit	(157,663)	(88,521)
Total stockholders' equity	200,101	155,793
Total liabilities and stockholders' equity	$663,986	$287,220

Schedule 2
BIOSCRIP, INC

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenue	$450,372	$341,551	$1,638,623	$1,329,525
Cost of revenue	377,780	299,603	1,378,206	1,171,703
Gross profit	72,592	41,948	260,417	157,822
% of Revenue	16.1%	12.3%	15.9%	11.9%
Operating expenses
Selling, general and administrative expenses	60,029	37,611	207,007	131,946
Bad debt expense	6,801	3,226	19,337	8,636
Acquisition and integration expenses	424	1,774	7,118	1,774
Restructuring expense	3,495	-	3,495	-
Amortization of intangibles	1,577	-	3,773	-
Legal settlement	3,893	-	3,893	-
Total operating expense	76,219	42,611	244,623	142,356
% of Revenue	16.9%	12.5%	14.9%	10.7%
Income from operations	(3,627)	(663)	15,794	15,466
Interest expense, net	8,132	449	27,647	1,920
Loss on extinguishment of debt	9,561	-	9,561	-
(Loss) income before income taxes	(21,320)	(1,112)	(21,414)	13,546
Income tax expense (benefit)	45,747	(41,802)	47,728	(40,553)
Net (loss) income	$(67,067)	$40,690	$(69,142)	$54,099

Basic weighted average shares	53,764	39,513	50,374	38,985
Diluted weighted average shares	53,764	41,132	50,374	39,737

Basic net (loss) income per share	$(1.25)	$1.03	$(1.37)	$1.39
Diluted net (loss) income per share	$(1.25)	$0.99	$(1.37)	$1.36

Schedule 3
BIOSCRIP, INC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended
	December 31,
	2010	2009
Cash flows from operating activities:
Net (loss) income	$(69,142)	$54,099
Adjustments to reconcile net (loss) income to net cash
provided by operating activities:
Depreciation	8,556	5,033
Amortization of intangibles	3,773	-
Amortization of deferred financing costs	1,813	-
Change in deferred income tax	47,334	(40,517)
Excess tax benefits relating to employee stock compensation	-	(120)
Compensation under stock-based compensation plans	3,320	3,419
Loss on disposal of fixed assets	350	-
Loss on extinguishment of debt	9,561	-
Changes in assets and liabilities, net of acquired business:
Receivables, net of bad debt expense	(4,321)	7,536
Inventory	(11,021)	(6,029)
Prepaid expenses and other assets	(9,907)	(1,237)
Accounts payable	2,944	(2,401)
Claims payable	(1,030)	(1,162)
Amounts due to plan sponsors	6,079	(708)
Accrued expenses and other liabilities	(9,728)	4,832
Net cash (used in) provided by operating activities	(21,419)	22,745
Cash flows from investing activities:
Purchases of property and equipment, net	(11,114)	(5,739)
Cash consideration paid for Option Health earn-out	(1,000)	-
Cash consideration paid to CHS, net of cash acquired	(92,464)	-
Cash consideration paid to DS Pharmacy	(4,969)	-
Net cash used in investing activities	(109,547)	(5,739)
Cash flows from financing activities:
Proceeds from new credit facility, net of fees paid to issuers	319,000	-
Borrowings on line of credit	407,277	1,331,000
Repayments on line of credit	(356,430)	(1,351,022)
Repayments of capital leases	(84)	-
Principal payments on CHS long-term debt, paid at closing	(128,952)	-
Principal payments on long-term debt	(100,000)	-
Repayment of note payable	(2,250)	-
Deferred financing costs	(11,583)	-
Excess tax benefits relating to employee stock compensation	-	120
Net proceeds from exercise of employee stock compensation plans	4,116	3,015
Surrender of stock to satisfy minimum tax withholding	(128)	(119)
Net cash provided by (used in) financing activities	130,966	(17,006)
Net change in cash and cash equivalents	-	-
Cash and cash equivalents - beginning of period	-	-
Cash and cash equivalents - end of period	$-	$-
DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$20,116	$1,918
Cash paid during the period for income taxes, net of refunds	$445	$741

Schedule 4
BIOSCRIP, INC

Reconciliation between GAAP and Non-GAAP Measures
(unaudited and in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Results of Operations:
Revenue:
Infusion and Home Health Services	$112,590	$40,607	$377,215	$148,220
Pharmacy Services	337,782	300,944	1,261,408	1,181,305
Total	$450,372	$341,551	$1,638,623	$1,329,525

Adjusted EBITDA by Segment before corporate overhead:
Infusion and Home Health Services	$11,758	$3,222	$43,460	$10,642
Pharmacy Services	9,607	11,234	40,727	45,755
Total Segment Adjusted EBITDA	21,365	14,456	84,187	56,397

Corporate overhead	(11,360)	(10,874)	(35,006)	(30,705)

Consolidated Adjusted EBITDA	10,005	3,582	49,181	25,692

Interest expense, net	(8,132)	(449)	(27,647)	(1,920)
Loss on extinguishment of debt	(9,561)	-	(9,561)	-
Income tax (expense) benefit	(45,747)	41,802	(47,728)	40,553
Depreciation	(2,345)	(1,437)	(8,556)	(5,033)
Amortization of intangibles	(1,577)	-	(3,773)	-
Stock-based compensation expense	(594)	(1,034)	(3,320)	(3,419)
Acquisition, integration and severance expenses	(469)	(1,774)	(7,608)	(1,774)
Restructuring expense	(3,495)	-	(3,495)	-
Bad debt expense related to contract termination	(1,259)	-	(2,742)	-
Legal settlement	(3,893)	-	(3,893)	-
Net (loss) income	$(67,067)	$40,690	$(69,142)	$54,099

Supplemental Operating Data
Capital Expenditures:
Infusion and Home Health Services	$1,542	$75	$3,772	$343
Pharmacy Services	1,789	491	4,833	3,501
Corporate unallocated	1,035	651	2,509	1,895
Total	$4,366	$1,217	$11,114	$5,739
Depreciation Expense:
Infusion and Home Health Services	$1,083	$281	$3,464	$1,185
Pharmacy Services	995	902	4,014	2,852
Corporate unallocated	267	254	1,078	996
Total	$2,345	$1,437	$8,556	$5,033
Total Assets
Infusion and Home Health Services			$442,496	$56,399
Pharmacy Services			145,650	135,698
Corporate unallocated			75,840	95,123
Total			$663,986	$287,220
Goodwill
Infusion and Home Health Services			$299,643	$-
Pharmacy Services			24,498	24,498
Total			$324,141	$24,498